EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-90465) and in the Registration Statements on Form S-8 (No.’s 33-85908, 33-61103, 333-18363, 333-42723, 333-90471, 333-76298 and 333-109705) of Synbiotics Corporation of our report dated May 17, 2004 relating to the financial statements, which appears in this Form 10-K.

Levitz, Zacks & Ciceric

CERTIFIED PUBLIC ACCOUNTANTS

San Diego, California

May 27, 2004